Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: Tesla, Inc. Pricing date: September 30, 2022 Valuation date: April 1, 2024 Coupon payment dates: Quarterly Maturity date: April 4, 2024 Coupon: 14 .50 % per annum Final barrier value: 50.00 % of the initial underlying value Automatic early redemption: If, on any potential autocall date, the closing value of the underlying on that potential autocall date is greater than or equal to the initial underlying value, each security you then hold will be automatically called on that potential autocall date for redemption on the immediately following coupon payment date for an amount in cash equal to $1,000.00 plus the related coupon payment. Potential autocall dates: March 30, 2023, June 29, 2023, September 29, 2023 and December 29, 2023 Equity ratio: The stated principal amount divided by the initial underlying value CUSIP / ISIN : 173074LH6 / US173074LH61 Initial underlying value : The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Payment at maturity: If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the final coupon payment): • If the final underlying value is greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity (other than the final coupon payment). Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated September 28, 2022 * Excludes final coupon. Any payment at maturity will be based on the closing value of the underlying on the valuation date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 18 Month Autocallable Equity Linked Securities Linked to Tesla , Inc. Hypothetical Payment at Maturity per Security* Hypothetical Percentage Change from the Initial Underlying Value to the Final Underlying Value Hypothetical Value of Underlying or Cash Amount at Maturity 100.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 10.00% $1,000.00 0.00% $1,000.00 - 10.00% $1,000.00 - 20.00% $1,000.00 - 25.00% $1,000.00 - 30.00% $1,000.00 - 40.00% $ 1,000.00 - 50.00% $ 1,000.00 - 50.01% $499.90 - 60.00% $400.00 - 70.00% $300.00 - 80.00% $200.00 - 90.00% $100.00 - 100.00% $0.00

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • Higher coupon rates are associated with greater risk. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • The performance of the securities will depend on the closing value of the underlying solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares . • If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.